Exhibit 5.1

Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 +1-415-773-5700 orrick.com
November 17, 2021
Clover Health Investments, Corp.
5401 Mallory Lane, Suite 210
Franklin, Tennessee 37067
Re:    Registration Statement on Form S-1
Ladies and Gentlemen:
We are acting as counsel for Clover Health Investments, Corp., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (No. 333-261078) filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 15, 2021 (the “Initial Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and a registration statement on Form S-1 related thereto filed pursuant to Rule 462(b) promulgated under the Securities Act (the “462(b) Registration Statement” and, together with the Initial Registration Statement, the “Registration Statements”). The Registration Statements relate to the registration of 52,173,913 shares of Class A common stock of the Company (the “Firm Shares”), par value $0.0001 per share, and 7,826,086 shares of Class A common stock of the Company, par value $0.0001 per share, which may be purchased by the underwriters pursuant to an option to purchase additional shares (the “Optional Shares” and together with the Firm Shares, the “Shares”). We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Initial Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Initial Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).
In connection with rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of instruments, documents, and records which we deemed relevant and necessary for the purpose of rendering our opinion set forth below. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) the representations of officers and employees are correct as to questions of fact, (d) the Registration Statements have been declared effective or will become effective upon filing, as applicable, pursuant to the Securities Act and (e) a pricing committee of the board of directors will have taken action necessary to set the sale price of the Shares.
Our opinion herein is limited to the General Corporation Law of the State of Delaware.
Based upon the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in

November 15, 2021

accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to an amendment to the Initial Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Initial Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statements, including this opinion letter as an exhibit or otherwise.
Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP